MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/17/00	Puerto Rico Electric Power Authority 5.75% 07/01/18	$2,000,000.	$612,230,000.	Bear Stearns
01/11/01	City of Philadelphia Penn GO 5.0% 09/15/31	$2,000,000.	$295,000,000.	Commerce Capital
		$	$
		$	$
		$	$
		$	$
		$	$